September 29, 2006

Louis Dorfman, Jr.

Dear Louis:

This Letter Agreement is to document our employment offer and your acceptance of that offer for the position of Executive Vice President of Analytical Surveys, Inc. (ASI), a Colorado Corporation headquartered at 9725 Datapoint Drive, Suite 300B, San Antonio, Texas.

Your hire date will be today, September 29, 2006. In order to enable you to complete other obligations you will be part-time until October 31, 2006, paid at a rate equal to 50% of your base salary. Your basic compensation package includes:

  Base Compensation of $135,000 per year.
  A bonus program composed of a 1% overriding royalty interest (proportionately reduced to ASI's net interest) in all oil and gas deals.
  The right to participate in additional Executive Bonus Programs, if any.
  An option to purchase up to 50,000 shares of our common stock with a strike price equal to the closing bid price on September 29, 2006. This option will vest on September 30, 2006.
  Participation in all benefit plans available to ASI employees, which are subject to change from time to time.

Sincerely,

/s/ Lori Jones

Lori Jones

Chief Executive Officer